Exhibit 99.1


FOR IMMEDIATE RELEASE:

THE TOWN AND COUNTRY TRUST FILES DEFINITIVE PROXY STATEMENT AND SETS DATE OF SPECIAL MEETING FOR VOTE WITH RESPECT TO MERGER WITH MAGAZINE ACQUISITION GP LLC

BALTIMORE, Md., January 29, 2006 - The Town and Country Trust (NYSE:TCT), a multifamily real estate investment trust, announced that it will file with the Securities and Exchange Commission on Monday, January 30 a definitive proxy statement relating to the previously announced agreement and plan of merger, dated December 19, 2005 among TCT, The TC Operating Limited Partnership, Magazine Acquisition GP LLC, Magazine Acquisition LP and Magazine Acquisition LLC (collectively, "Magazine Acquisition"). Magazine Acquisition is a joint venture investment vehicle formed by affiliates of Morgan Stanley Real Estate and Onex Real Estate. TCT will begin mailing its definitive proxy statement tomorrow to all shareholders of record as of the close of business on January 23, 2006. The mailing will include a proxy card for the purposes of voting with respect to the matters discussed in the definitive proxy statement.

TCT also announced that it had called a special meeting of shareholders to be held at 8:30 a.m. local time on March 9, 2006 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP in New York, New York at which TCT will seek shareholder approval of the agreement and plan of merger with Magazine Acquisition and the transactions contemplated thereby. Shareholders of record as of the close of business on January 23, 2006 will be entitled to vote at the special meeting.

Additionally, TCT announced that it has recently received a proposal from Oriole Partnership, a partnership formed by Essex Property Trust Inc. and AEW Capital Management, L.P., which contains a non-binding indication of interest to acquire TCT for $36.00 per share or common unit, plus a pro-rata payment in respect of TCT dividends as contemplated by TCT's existing agreement and plan of merger with Magazine Acquisition. The non-binding indication of interest is subject to due diligence and specified that it did not commit Oriole Partnership to submit a definitive proposal or enter into a definitive acquisition agreement. The definitive proxy statement contains additional details regarding this unsolicited proposal. TCT also announced that its Board of Trustees has made the requisite determination under TCT's merger agreement with Magazine Acquisition to provide information to Oriole Partnership and enter into discussions with it regarding its proposal and that TCT has provided non-public information to Oriole Partnership. Magazine Acquisition has the right to match any superior proposal that TCT receives from a third party before TCT's Board of Trustees can change its recommendation with respect to the Magazine Acquisition transaction or terminate the merger agreement with Magazine Acquisition to enter into an agreement relating to a superior transaction. TCT cautioned that no assurances can be given that Oriole Partnership's unsolicited proposal will result in a binding proposal for TCT, that discussions with Oriole Partnership will lead to negotiations regarding a definitive agreement or that TCT will enter into any transaction with Oriole Partnership, at the price set forth in its indication of interest or otherwise.

TCT's Board of Trustees continues to recommend the existing $33.90 per share transaction with Magazine Acquisition and the agreement and plan of merger with Magazine Acquisition continues to be in effect.

ABOUT THE TOWN AND COUNTRY TRUST

TCT is a multifamily real estate investment trust that owns and operates 38 apartment communities with 13,183 apartment homes in the Mid-Atlantic states and Florida. Additional information regarding TCT can be found on TCT 's web site at www.tctrust.com.

MORE INFORMATION

In connection with TCT's solicitation of proxies with respect to the meeting of shareholders called in connection with the proposed merger with Magazine Acquisition, TCT will file with the SEC a definitive proxy statement which will be mailed to shareholders on or around January 30, 2006. SHAREHOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT DISTRIBUTED TO SHAREHOLDERS BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain, free-of-charge, a copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC's website at www.sec.gov. Shareholders may also obtain a free-of-charge copy of the definitive proxy statement and other relevant documents by directing a request by mail or telephone to The Town and Country Trust, 300 East Lombard Street, Baltimore, Maryland 21202,
Attention: Secretary, telephone: (410) 539-7600, or from TCT's website at www.tctrust.com.

TCT and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders of TCT in favor of the proposed merger with Magazine Acquisition. Information regarding the persons who may be considered "participants" in the solicitation of proxies, including their beneficial ownership of TCT common stock as of January 27, 2005, is set forth in TCT's definitive proxy statement as filed with the SEC. Information regarding the trustees and executive officers of TCT is included in its definitive proxy statements for its 2005 Annual Meetings filed with the SEC in March 2005 and may be obtained free of charge at the SEC's website at www.sec.gov or at TCT's website at www.tctrust.com. This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

FOR FURTHER DETAILS CONTACT THE TOWN AND COUNTRY TRUST:

Harvey Schulweis                                       Joseph Calabrese

Chairman and Chief                                     (Investor Inquiries)
Executive Officer

The Town and Country Trust                             Financial Relations Board
(212) 407-2170                                         (212) 827-3772